      As filed with the Securities and Exchange Commission on May 16, 2000

                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 EARTHWEB INC.
             (Exact Name of Registrant as Specified in its Charter)

                Delaware                               13-3899472
    (State of other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)                Identification Number)

                                 3 Park Avenue
                            New York, New York 10016
                                 (212) 725-6550
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Jack D. Hidary
                     President and Chief Executive Officer
                                 EarthWeb Inc.
                                 3 Park Avenue
                            New York, New York 10016
                                 (212) 725-6550
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                With Copies to:

                             John R. Hempill, Esq.
                            Morrison & Foerster LLP
                          1290 Avenue of the Americas
                         New York, New York 10104-0050
                                 (212) 468-8000
                                ---------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        Calculation of Registration Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                              Proposed
                                                Proposed       Maximum
                                    Amount      Maximum       Aggregate
     Title of each Class of         to be    Offering Price   Offering       Amount of
   Securities to be Registered    Registered  Per Share(1)    Price(1)    Registration Fee
------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per
  share                            393,171       $14.07     $5,531,915.97    $1,460.43
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

  The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  Pursuant to Rule 429 under the Securities Act, the prospectus included as a part of this registration statement will be used in connection with the offer and sale of 635,215 shares of common stock previously registered under EarthWeb Inc.'s Registration Statement on Form S-3 No. 333-84307, in respect of which EarthWeb Inc. paid a filing fee of $6,953.22.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any State.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION--MAY 16, 2000

PROSPECTUS _____________________________________________________________________

                               [LOGO OF EARTHWEB]
                        1,028,386 Shares of Common Stock

                                  -----------

  These shares are to be offered and sold for the account of the selling stockholders. These shares were originally issued and sold in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, because these shares were part of the consideration given in transactions not involving a public offering. See "Selling Stockholders" and "Plan of Distribution" for a more complete description of these transactions.

   We will not receive any of the proceeds from the sale of these shares by the selling stockholders. These shares may be offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In addition, these shares may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution" for a more complete description of these transactions.

  The selling stockholders may be "underwriters" as defined in the Securities Act. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and any profit received by broker-dealers on the resale of the shares may be underwriting discounts or commissions under the Securities Act. Any profits realized by the selling stockholders may be also underwriting commissions.

  The common stock is quoted on the Nasdaq National Market under the symbol "EWBX." On May 15, 2000, the reported last sale price for the common stock on Nasdaq was $14.81 per share.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 2.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

May 17, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Earthweb...................................................................   1
Risk Factors...............................................................   2
Use of Proceeds............................................................  13
Price Range of Common Stock................................................  13
Dividend Policy............................................................  13
Selling Stockholders.......................................................  14
Plan of Distribution.......................................................  15
Legal Matters..............................................................  15
Experts....................................................................  15
Where You Can Find More Information........................................  16

                               ----------------

  You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and the information we previously filed with the Securities and Exchange Commission and incorporated by reference herein is accurate as of the date filed. Our business, financial condition, results of operations and prospects may have changed since that date.


                               ----------------

  EarthWeb SM is our registered service mark. All other service marks, trademarks or trade names we refer to in this offering memorandum are the property of their respective owners.

                               ----------------

  Unless otherwise indicated, all references to "EarthWeb," "we," "our" and "us" for the period prior to October 25, 1996 are to EarthWeb Inc.'s predecessors and, for later periods, refer to EarthWeb Inc. and, subsequent to their acquisition or formation, its subsidiaries, including EarthWeb Career Solutions, Inc. (formerly known as D&L Online, Inc., which owns the dice.com job board) and EarthWeb Knowledge Products, Inc. (formerly known as MicroHouse International, Inc.).

                           FORWARD-LOOKING STATEMENTS

  This prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "believes," "expects," "may," "will," "should," "seeks," "pro forma," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under "Risk Factors," beginning on page 2 and elsewhere in this prospectus and documents incorporated by reference.

                                    EARTHWEB

  EarthWeb is the leading business portal for the global Information Technology ("IT") industry. We provide a comprehensive set of business-to-business and business-to-professional services. We offer a central portal serving each of the major vertical markets in the IT industry, including enterprise management, networking and telecommunications, software and internet development, and hardware and systems. Our network serves various constituents of the IT industry across vertical segments, including:

   . IT managers                .Recruiters/HR managers  .Hardware manufacturers
   . Programmers and engineers  .Corporate IT purchasers .Value-added resellers
   . Network managers           .Software publishers     .IT services firms

  As a global intermediary for the IT industry, we are positioned as the trusted third party platform, offering an integrated environment where various industry constituents can share information, manage their careers, recruit personnel, and buy and sell products and services. We believe that we offer the most in-depth content and comprehensive range of business services for the IT industry. We believe our network has captured a critical mass of IT decision makers and professionals with attractive demographics who collectively command significant spending power.

  Our principal executive office is located at 3 Park Avenue, New York, New York 10016, and our telephone number is (212) 725-6550. Our corporate Web site addresses include http://www.earthweb.com and http://www.ewbx.com. Information contained on our Web sites is not part of this prospectus.

                                  RISK FACTORS

  An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus before making an investment decision.

RISKS PARTICULAR TO EARTHWEB

You cannot predict our future success based on our limited operating history

  Although we commenced operations in October 1994, we did not begin our business of providing online services to IT professionals until October 1995, and only recently broadened our online services to address the needs of other constituents of the IT industry. We did not begin generating advertising revenues until June 1996. The limited amount of information about us makes it difficult for you to predict whether we will be successful.

  We compete in the relatively new markets for Internet services and products. Thus, you should also evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business in a relatively new and unproven market, many of which may be beyond our control. Some of the risks that we face are described in the following paragraphs. Our failure to address these risks could have a material adverse effect on our business, results of operations and financial condition.

We have a history of losses and may need additional funds

  We had an accumulated deficit of $63.6 million at March 31, 2000. We have also experienced operating losses as well as net losses for all of the fiscal years during which we have operated. We expect that we will continue to operate at a loss for the foreseeable future. Although our revenues have increased in recent quarters, we cannot assure you that such growth will be maintained or increased in the future. You should not rely on our recent revenue growth as indicative of our future results of operations. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful.

  We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and extend our online services. In the future, we may not generate sufficient revenues to pay for all of these operating or other expenses. If we fail to generate sufficient cash to pay these expenses, we will need to identify other sources of financing. We may not be able to borrow money or issue more shares of common stock or other securities to meet our cash needs, and even if we can complete such transactions, the terms may seem unfavorable to us.

We compete in a highly competitive developing market without certainty of future growth

  The market for our online services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced services is uncertain and we cannot accurately predict the future growth, if any, and size of this market. The market for our online services may not continue to develop or become sustainable. If use of our online services fails to grow, our ability to establish other online services would be materially adversely affected. In addition, we may not be successful in our business strategy of extending our online services model to additional segments of the IT industry.

  We compete with other companies that direct portions of their Web sites towards certain segments or sub-segments of the IT industry. Some of our competitors include:

  .Ziff-Davis (DevHead)                   .IDG (Javaworld)
  .CNET (builder.com and activex.com)     .Hotjobs.com
  .United News (cmpnet)                   .Headhunter.net
  .Internet.com (webdeveloper.com)        .Monster.com
  .Lycos (Wired Digital's Webmonkey)


  In addition, we compete for advertising revenues with general interest portal and destination sites, as well as traditional media. Our competitors for sales of products are book, software and online retailers that sell products similar to ours. Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, they may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their products and services more effectively. We may not be able to compete successfully against present or future competitors.

  There are relatively low barriers to entry in the online services market. We do not own any patented technology that precludes or inhibits competitors from entering the IT online market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition.

Our future revenues are dependent on the adoption and effectiveness of the Internet as an advertising medium

  Our future success is highly dependent on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and market acceptance for Internet advertising solutions is uncertain. Most of our current or potential advertising customers have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition could be materially adversely affected.

  There are currently no standards for the measurement of the effectiveness of Internet advertising and standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept our or third-party measurements of advertisement delivery, and our customers may not accept any errors in such measurements. In addition, the accuracy of database information used to target advertisements is essential to the effectiveness of Internet advertising that may be developed in the future. The information in our database, like any database, may contain inaccuracies that our customers may not accept.

  If advertisers determine that banner advertising is an ineffective or unattractive advertising medium, we may not be able to maintain our revenues with other forms of advertising that we offer. Also, "filter" software programs limit or prevent advertising from being delivered to a user's computer. The commercial viability of internet advertising, and our business, results of operations and financial condition, would be materially adversely affected by Web users' widespread adoption of such software.

We rely heavily on advertising revenues

  To date, substantially all of our revenues are derived from paid job listings, banner sponsorship and advertisement. We rely primarily on our in-house advertising sales force for domestic advertising sales. Our success depends, in part, on hiring, retaining, managing, training and motivating our sales force. If a significant portion of our advertising sales force leaves, we may not be able to compete for or retain advertisers and we may not be able to sustain or increase our current advertising sales level. The reduction in the amount of revenue from advertising sales could have a material adverse effect on our business, results of operations and financial condition.

  In addition, the competition in the sale of advertising on the Internet, including competition from Internet portals and other high-traffic sites is intense. This competition has resulted in a wide range of rates quoted by different vendors for a variety of advertising services. As a result, we cannot accurately predict the future levels of Internet advertising revenues that we will realize. The prices for Internet advertising may also be affected by competition among current and future suppliers of Internet navigational services or Web sites and advertising networks. This, together with competition with other traditional media for advertising placements, could result in significant price competition, reduced pricing for Internet advertising and reductions in our advertising revenues.

We engage in barter transactions, which do not generate cash revenue

  We engage in barter transactions, which reduce cash expenditures in marketing and other areas, and leverage our advertising inventory. For the quarter ended March 31, 2000, revenues from barter transactions represented less than 10% of revenues. For the year ended December 31, 1999, revenues from barter transactions represented 10% of revenues. During 1998, revenues from barter transactions represented approximately 25% of revenues and less than 10% of revenues on a pro forma basis after giving effect to the acquisition of D&L Online, Inc. Barter revenues may continue to represent a portion of our total revenues in future periods.

We must continue to maintain and develop our reputation and brand recognition

  We believe that establishing and maintaining the identity of our several brands is critical in attracting and expanding our audience, and that the importance of brand recognition will increase due to the growing number of Internet online services. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality online services. If users do not perceive our existing online services to be of high quality, or if we introduce new online services or enter into new business ventures that are not favorably received by users, the uniqueness of our brands could be diminished and the attractiveness of our audiences to advertisers could be reduced. We may also find it necessary to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among users. If we (1) cannot provide high quality online services, (2) fail to promote and maintain our brands, or (3) incur excessive expenses in an attempt to improve our online services or promote and maintain our brands, our business, results of operations and financial condition could be materially adversely affected.

We must retain key executives and personnel

  Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management. We have employment agreements, which include non-compete provisions, with members of senior management. However, these key personnel and others may leave us or compete with us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we have not purchased key person life insurance on all members of our senior management.

  Our future success also depends upon our continuing ability to identify, attract, hire and retain highly qualified personnel. There is currently a shortage of qualified personnel in the online services market, and this shortage is likely to continue. We compete intensely for qualified personnel with other companies. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could be materially adversely affected.

Our continued future growth may strain our resources

  A key part of our strategy is to grow, which may strain our managerial, operational and financial resources. To manage recent acquisitions and future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be successful in managing our growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to consummate potential acquisitions or integrate the operations of companies we acquire

  Our strategy includes the acquisition of assets of online service providers that enhance our current services. As part of this strategy, since the beginning of 1999 we have acquired many businesses and Web sites including D&L Online, Inc., MicroHouse International, Inc., The Perl Journal, CodeGuru, Sysopt, Measure Up Inc. and Cambridge Information Network. Our continued growth will depend in part on our ability to continue to identify suitable acquisition candidates and to acquire them on appropriate terms. In addition, the anticipated results of any acquisitions may not be realized. Some of the risks that we may encounter in acquiring other companies include the following:

  . expenses, delays and difficulties of integrating the acquired company into our existing organization;

  .  potential disruption of our ongoing business;

  .  diversion of management's attention;

  .  the amortization of the acquired company's intangible assets;

  .  impact on our financial condition due to the timing of the acquisition;

  .  failure to retain key personnel;

  . difficulties of integrating the personnel and cultures of the acquired company into our organization; and

  .  potential legal liabilities.

  If any of these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

We rely on a number of content providers

  Our success depends upon our ability to provide a wide range of in-depth content. The markets for our online services are characterized by rapidly changing technology, emerging industry standards and the rapidly changing needs of our audience. We rely on a number of publishers of technical materials, our vendors and the users of our online services for the continuing provision of up-to-date content. No single content provider is material to our operations. However, publishers of technical materials with which we currently have a relationship, our current vendors or the current users of our online services may not continue to provide us with a similar flow of content or may not continue to do so on the same terms and conditions. If the flow of content for our online services decreases either in terms of quality or quantity, or ceases completely, our business, results of operations and financial condition could be materially adversely affected.

We rely on a number of strategic alliances

  We rely on strategic alliances with Sun Microsystems, Ziff-Davis, Macmillan, Fair Market, beyond.com and fatbrain.com, among others, to attract users and paid advertising to our online services. These relationships may not continue or we may not be able to develop any additional third party alliances on acceptable commercial terms. No one of these strategic alliances is individually material to our operations. However, our inability to maintain current strategic relationships generally or develop new strategic relationships could have a material adverse effect on our business, results of operations and financial condition.

Our quarterly results may fluctuate significantly

  Because of our limited operating history, we plan our expenses based in part upon our expectations concerning future revenue. Our expenses, to a large extent, are fixed. Our quarterly revenues and operating results depend substantially upon the advertising revenues we receive within that quarter, which are difficult to forecast accurately. The cancellation or deferral of a small number of advertising contracts could have a material adverse effect on our business, results of operations and financial condition. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall could have a material adverse effect on our business, results of operations and financial condition.

  Our quarterly results have historically been affected by variations in the following:

  .  the level of usage of the Internet;

  .  demand for Internet advertising;

  .  the addition or loss of advertisers;

  .  the level of user traffic on our online services;

  .  economic conditions specific to the Internet industry; and

  .  online media and economic conditions generally.

  We also believe that our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. As a strategic response to this, we have and may continue to make pricing, service or marketing decisions. We also may consummate business combinations to reduce our exposure to seasonality. Any failure of one or more of these strategies could have a material adverse effect on our business, results of operations and financial condition.

We may have difficulty in expanding and managing our international operations

  A key part of our strategy is to develop our online services in international markets. To date, we have had limited experience in developing localized versions of our online services and in marketing and operating our online services internationally. We intend to enter into relationships with foreign business partners. If the international revenues are not adequate to offset our investments in international activities, our business, results of operations and financial condition could be materially and adversely affected.

  We may experience difficulty in managing international operations because of distance, as well as language and cultural differences. We and any of our future foreign business associates may not be able to successfully market and operate our online services in foreign markets. Furthermore, in light of substantial anticipated competition, we believe that it will be necessary to implement our business strategy quickly in international markets to obtain a significant share of the market. We cannot give you any assurance that we will be able to do so. Other risks that could affect our potential international operations include:

  .  fluctuations in currency exchange rates;

  .  difficulties arising from staffing and managing foreign operations;

  . unexpected changes in the legal and regulatory requirements of different countries;

  .  potential political and economic instability; and

  .  overlapping or differing tax laws.

  If any of these risks materialize, our domestic and international businesses, results of operations and financial condition could be materially adversely affected.

RISKS TYPICAL OF THE INTERNET INDUSTRY

Our success is tied to the continued growth in the use of the Internet and the adequacy of the Internet infrastructure

  Our future success is substantially dependent upon continued growth in the use of the Internet. The number of users and advertisers on the Internet may not increase and commerce over the Internet may not become more accepted and widespread for a number of reasons, including:

  . actual or perceived lack of security of information, including credit card numbers;

  .  lack of access and ease of use;

  .  congestion of traffic on the Internet;

  . inconsistent quality of service and lack of availability of cost-effective, high speed service;

  . possible disruptions due to computer viruses, possible Year 2000 difficulties or other damage to the Internet servers or to users' computers;

  .  excessive governmental regulation;

  .  uncertainty regarding intellectual property ownership; and

  .  lack of high-speed modems and other communications equipment.

  Published reports have also indicated that growth in the use of the Internet has resulted in users experiencing delays, transmission errors and other difficulties. As currently configured, the Internet may not support an increase in the number or requirements of our users. In addition, there have been outages and delays on the Internet as a result of damage to the current infrastructure. The amount of traffic on our online services could be materially affected if there are outages or delays in the future. The use of the Internet may also decline if there are delays in the development or adoption of modifications by third parties that are required to support increased levels of activity on the Internet. If none of the foregoing changes occur, or if the Internet does not become a viable commercial medium, our business, results of operations and financial condition could be materially adversely affected. In addition, even if those changes occur, we may be required to spend significant amounts to adapt our online services to any new or emerging technologies relating to the Internet.

Capacity constraints or systems failures could materially and adversely affect our business

  The performance of our online services is critical to:

  .  our reputation;

  .  our ability to attract advertisers to our services; and

  .  achieving market acceptance of our online services.

  Any system failure, including network, software or hardware failure that causes interruption or an increase in response time of our online services could result in decreased usage of our services. If these failures are sustained or repeated, they could reduce the attractiveness of our online services to our users, vendors and advertisers. An increase in the volume of queries conducted through our online services could strain the capacity of the software or hardware we employ, which could lead to slower response time or system failures that could adversely affect our advertising revenues. We also face technical challenges associated with higher levels of personalization and localization of content delivered to users of our online services. The process of managing advertising within our large, high traffic Internet online service is an increasingly important and complex task. We rely on both internal and licensed third party advertising, inventory management and analysis systems. We could incur so-called "make good" obligations to our advertising customers if an extended failure of our advertising system results in incorrect advertising insertions. By displacing advertising inventory, these obligations could defer advertising revenues and thereby have a material adverse effect on our business, results of operations and financial condition.

  Our operations are dependent in part upon our ability to protect our operating systems against:

  .physical damage from acts of God;

  .power loss;

  .telecommunications failures;

  .physical and electronic break-ins;

  .hacker attacks;

  .computer viruses; and

  .similar events.

  The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our online services, which could have a material adverse effect on our business, results of operations and financial condition. Overall Internet usage could decline if any well-publicized compromise of security occurs. Hacking involves efforts to gain unauthorized access to information of systems or to cause intentional malfunctions or loss or corruption of data software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our services. In February 2000, several popular Internet portals in the United States were disrupted by hackers. We cannot assure you that we will be able to avoid hackers or some other similar form of system disruption or denial of service attack. Security breaches could have a material adverse effect on EarthWeb and its business. In addition, transmission of computer viruses to our internet sites, whether intentional or inadvertent, could expose us to a material risk of loss or litigation and possible liability.

We may face liability for the services that we provide

  Because content made available by third parties may be downloaded by the online services operated or facilitated by us and may be subsequently distributed to others, there is a potential that claims will be asserted against us for defamation, negligence or personal injury, or based on other theories due to the nature of the content. These claims have been brought, and sometimes successfully asserted, against other online service providers. In addition, we could be exposed to liability with respect to the selection of listings that may be accessible through our online services or through content and materials that may be posted by users in our classifieds, bulletin board or chat room services. By providing hypertext links to Internet sites operated by other providers, third parties may attempt to assert claims or liability for wrongful actions by these other providers through these Internet sites. It is also possible that users could claim that we were responsible for losses incurred in reliance on information provided on our online services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to provide full indemnification. Any imposition of liability or legal defense expenses that are not covered by insurance or are in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition. Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money

  We believe that our service marks and other proprietary rights are important to our success and competitive position. We have registered some of our service marks in the United States and abroad. We also limit access to and distribution of our proprietary information, as well as proprietary information licensed from third parties. Our management cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.

  Despite our efforts to protect our intellectual property, we face the following risks:

  .non-recognition or inadequate protection of our proprietary rights in various foreign countries;

  .undetected misappropriation of our proprietary information or materials;

  .development of similar technologies by competitors;

  .unenforceability of the non-competition agreements entered into by our employees; and

  .infringement claims, even if not meritorious.

  If any of these risks materialize, we could be required to pay significant amounts to defend our rights and our managerial resources could be diverted.

  Legal standards relating to the validity, enforceability and scope of protection of various intellectual property rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any intellectual property rights of ours or other companies within the IT industry. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers, license agreements with third parties and generally seek to control access to and distribution of our technology, documentation and other proprietary information. We pursue the registration of our service marks in the United States and internationally. We have obtained United States service mark registrations for EarthWeb and its related logo and for developer.com (on the Supplemental Register), have been assigned Plugin Datamation, Datamation and Dice and have applied for the registration of additional service marks, including EarthWeb's ITKnowledge and the developer.com logo. Although we generally pursue the registration of our service marks and other intellectual property, we have copyrights, trademarks and/or service marks that have not been registered in the United States and/or other jurisdictions. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which our online services are distributed or made available through the Internet. The steps we have taken to protect our proprietary rights may not be adequate, and third parties could infringe or misappropriate our copyrights, service marks, trade dress and similar proprietary rights.

  We have licensed in the past, and expect to license in the future, various elements of our distinctive trademarks, service marks, trade dress, trade secrets and similar proprietary rights to third parties. While we attempt to ensure that the quality of our several brands is maintained by these licensees, no assurance can be given that these licensees will not take actions that could materially and adversely affect the value of proprietary rights or the reputation of our online services, either of which could have a material adverse effect on business, results of operations and financial condition. Also, we are aware that third parties have from time to time copied significant portions of developer.com directory listings for use in competitive Internet navigational tools and services, and we cannot guarantee that the distinctive elements of developer.com can be protected under copyright law.

We may be liable if third parties misappropriate our users' personal information

  If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation.

We may be liable with respect to the collection and use of users' personal information and our current practices may not be in compliance with proposed new laws and regulations

  Recently, class action lawsuits have been filed and the Federal Trade Commission and state agencies have commenced investigations with respect to the collection, use and sale by various internet companies of users' personal information. While we do not sell personally identifiable user information to third parties and believe we are otherwise in compliance with current law, we cannot ensure that we will not be subject to any such lawsuits or investigations. Moreover, our current practices regarding the collection and use of user information may not be in compliance with currently pending legislative and regulatory proposals by the U.S. federal government and various state governments intended to limit the collection and use of user information. As a result, we may be forced to change our current practices relating to the collection and use of user information. In addition, the European Union adopted a directive in October 1998 that may limit our collection and use of information regarding our users in Europe. We may incur additional expenses if we are sued, our privacy practices are investigated or need to change our practices to comply with new regulations or laws regarding the use of personal information.

Our business is subject to U.S. and foreign government regulation of the Internet and taxation

  Congress and various state and local governments, as well as the European Union, have recently passed legislation that regulates various aspects of the Internet, including online content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations are also considering legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership. A number of proposals have been made at the state and local level that would impose taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our future results of operations and financial condition.

  A law imposing a three-year moratorium on new taxes on Internet-based transactions was enacted by Congress in October 1998. This moratorium relates to new taxes on Internet access fees and state taxes on commerce that discriminate against out-of-state Web sites. Sales or use taxes imposed upon the sale of products or services over the Internet will not be affected by this moratorium. We have not yet been able to determine how we will be affected by this moratorium. To the extent that the moratorium provides a material benefit, its expiration after three years could have a material adverse effect on our financial condition and results of operations.

  Because these laws are relatively new and still in the process of being implemented, it is not known how courts will interpret both existing and new laws. Therefore, our management is uncertain as to how new laws or the application of existing laws will affect our business. Increased regulation of the Internet may reduce the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Accounting standards affecting the Internet industry are in flux

  We are aware of various proposals being discussed by the accounting profession and the Securities and Exchange Commission that would affect how Internet companies record revenue, account for barter transactions, reflect guarantees of hits in connection with advertising arrangements or accrue expenses and, in certain cases, how their customers account for transactions with Internet companies. While these discussions are still in a preliminary phase and we believe that none of the proposals we are aware of would materially adversely affect our financial position or results of operations in the event they are adopted, we cannot predict with certainty the timing or effect of the adoption of any of these proposed changes.

RISKS RELATING TO THE OFFERING

Our stock price, like that of other Internet companies, is volatile

  Our common stock began trading on the Nasdaq National Market on November 11, 1998 and its market price has been highly volatile. In addition, the overall market for the equity securities issued by Internet-related companies has been volatile. This volatility may continue. Factors that may materially adversely affect the market price of our common stock include:

  .  variations in our financial results and earnings;

  .  failure to meet or exceed estimates by securities analysts;

  .  fluctuations in the stock prices of our competitors;

  .  any loss of key management;

  .  adverse regulatory actions or decisions;

  . announcements of extraordinary events, including material litigation or acquisitions or changes in pricing policies by us or our competitors;

  .  changes in the market for our online services; and

  .  general economic, political and market conditions.

Four of our directors or their affiliates own a significant percentage of our shares

  As of March 1, 2000, Warburg, Pincus Ventures, L.P., Jack D. Hidary and Murray Hidary (or their affiliates) owned 34.28% in the aggregate of the outstanding shares of common stock and individually owned the percentage set forth opposite their respective names below. Two of our directors are affiliated with Warburg, Pincus Ventures, L.P. and both Jack Hidary and Murray Hidary are directors and officers of EarthWeb.

      Warburg, Pincus Ventures, L.P...................................... 18.00%
      Jack D. Hidary.....................................................  8.19%
      Murray Hidary......................................................  8.09%

  If the stockholders listed above choose to act or vote in concert, they will have the power to influence the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all of its assets. In addition, without the consent of these stockholders, we could be prevented from entering into potentially beneficial transactions. Conversely, third parties could be discouraged from making a tender offer or bid to acquire us at a price per share that is above the price at which the common stock trades on the Nasdaq National Market.

Substantial sales of our common stock could adversely affect our stock price

  In connection with certain of our acquisitions, we have issued a significant number of shares of common stock, some of which are being offered and sold from time to time under this registration statement by the holders of those shares. Some of those shareholders have agreed to restrict their sales of such shares of common stock to a limited number of shares per quarter. Certain of those shares are currently held under escrow arrangements and are not immediately resellable. However, in the event that all of those shares available for sale in any quarter are all sold on one day, such sales may have an adverse effect in the market price of our common stock.

Our charter documents could make it more difficult for a third party to acquire us

  Various provisions of our certificate of incorporation and by-laws are designed to discourage or prevent a third party from acquiring control of us. Our by-laws include restrictions on who may call a special meeting of stockholders, and either a majority of the board of directors or the holders of two-thirds of our outstanding capital stock, which are entitled to vote in the elections of the board of directors, must approve all amendments to our by-laws.

  Our certificate of incorporation authorizes the board of directors to issue up to 2,000,000 shares of "blank check" preferred stock. The board of directors will have the authority without action by our stockholders to fix the rights, privileges and preferences of, and to issue shares of this preferred stock. In addition, our certificate of incorporation provides that the board of directors will be divided into three classes with the directors serving staggered three-year terms. Only the holders of two-thirds of our outstanding capital stock that are entitled to vote in the elections of the board of directors can amend this provision.

                                USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of the notes or the common stock issuable upon conversion thereof by the selling securityholders.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been quoted on the Nasdaq National Market under the symbol "EWBX" since November 11, 1998. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of the common stock as reported on the Nasdaq National Market:

                                                                   High   Low
                                                                  ------ ------
Year Ended December 31, 1998
Fourth Quarter (from November 11)................................ $69.25 $33.00

Year Ended December 31, 1999
First Quarter.................................................... $54.81 $35.50
Second Quarter................................................... $77.63 $26.19
Third Quarter.................................................... $49.25 $32.88
Fourth Quarter................................................... $51.88 $30.25

Year Ending December 31, 2000
First Quarter.................................................... $50.13 $22.69
Second Quarter (through May 15).................................. $22.13 $ 9.19

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future determination of the payment of dividends will be made at the discretion of the board of directors based upon various conditions, including our earnings, financial condition and capital requirements as well as the economic and other conditions that the board of directors may deem relevant.

                              SELLING STOCKHOLDERS

  492,778 shares that are being offered and sold under this prospectus were originally issued by EarthWeb in connection with EarthWeb's acquisition of D&L Online, Inc. in February 1999. In addition, 76,270 shares that are being offered and sold under this prospectus were issued to Diane Rickert in April 2000 as operating performance based consideration due in connection with that D&L Online, Inc. acquisition.

  14,674 shares that are being offered and sold under this prospectus were originally issued by EarthWeb in connection with EarthWeb's acquisition of MicroHouse International Inc. in March 1999. Additionally, 126,475 shares that are being offered and sold under this prospectus were issued in April 2000 to Steve Anderson, Doug Anderson and Robert Anderson upon the conversion of three zero coupon convertible notes, totaling $4,973,719, issued in connection with that MicroHouse International, Inc. acquisition. Of those 126,475 shares, 61,973 shares were issued to Steve Anderson; 61,973 shares were issued to Doug Anderson; and 2,529 shares were issued to Robert Anderson.

  127,763 shares of common stock that are being offered and sold under this prospectus were originally issued by EarthWeb in connection with its acquisition of the Web site Codeguru.com in August 1999.

  150,947 shares that are being offered and sold under this prospectus were issued by EarthWeb in connection with EarthWeb's February 2000 acquisition of Measure Up, Inc. Of those 150,947 shares, 147,565 were issued to Kevin Brice and 3,382 shares were issued to Robert Holtackers.

  39,478 shares that are being offered and sold under this prospectus were issued by EarthWeb in connection with EarthWeb's January 2000 acquisition of certain assets, including the CCPrep.com Web site, from All Rossi, Inc. Of those 39,478 shares, 29,000 shares were issued to Louis D. Rossi; 5,804 shares were issued to Louis R. Rossi; 2,633 shares were issued to Annette Rossi; 1,646 shares were issued to Thomas L. Rossi; and 395 shares were issued to Robert Hasty.

  The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus, any and all of these shares. Any supplement to this prospectus may contain certain information about the selling stockholders and the aggregate principal amount of the shares beneficially owned by each selling stockholder that they are offering. Such information will be obtained from the selling stockholders.

  Except for Kevin Brice and Louis D. Rossi who are employed by EarthWeb, none of the selling stockholders currently has any position, office or other material relationship with EarthWeb or its affiliates. Because the selling stockholders may offer all or some portion of their shares, no estimate can currently be given as to the number of shares that will be held by any selling stockholder upon termination of such sales. In addition, selling stockholders may have disposed of, or may dispose of, all or a portion of their shares in transactions exempt from the requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

  The sale of all or a portion of these shares of common stock by the selling stockholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling stockholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the selling stockholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. The selling stockholders and any brokers or dealers that participate in the distribution may under certain circumstances be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be underwriting discounts and commissions under the Securities Act. EarthWeb and the selling stockholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

  To the extent required under the Securities Act or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed disclosing:

  .  the name of any such brokers or dealers,

  .  the number of shares involved,

  .  the price at which such shares are to be sold,

  . the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable,

  . that such brokers or dealers did not conduct any investigation to verify the information set out in this prospectus and

  .  other facts material to the transaction.

  We can give no assurance that any of the selling stockholders will sell any or all of these shares of common stock.

  EarthWeb has agreed, among other things, to bear all expenses other than underwriting discounts and selling commissions but including reasonable fees and disbursements of one firm or counsel designated to act as counsel for the selling stockholders, in connection with the registration and sale of these shares. EarthWeb will not receive any of the proceeds from the offering of these shares.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby has been passed upon for EarthWeb by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

  The audited financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to EarthWeb and the securities offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where this contract is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of this exhibit. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the public reference room.

  EarthWeb is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which it files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important business, financial and other information in our Securities and Exchange Commission filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

  We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering:


  . Annual Report on Form 10-K, filed March 29, 2000, for the fiscal year ended December 31, 1999;

  . Quarterly Report on Form 10-Q, filed May 15, 2000, for the quarter ended
    March 31, 2000;

  . Current Report on Form 8-K, filed January 13, 2000;

  . Current Report on Form 8-K, filed January 14, 2000;

  . Current Report on Form 8-K, filed January 25, 2000;

  . Current Report on Form 8-K, filed February 11, 2000;

  . Current Report on Form 8-K, filed February 14, 2000;

  . The description of our common stock contained in our Registration
    Statement on Form S-1 filed August 6, 1999, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                          EarthWeb Inc.
                                          3 Park Avenue
                                          New York, NY 10016
                                          Attention: Investor Relations
                                          (212) 725-6550

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following table sets forth the expenses to be paid by the registrant, in connection with the issuance and distribution of the securities hereunder.

                    Item                      Amount
-------------------------------------------- ---------
 SEC registration fee....................... $1,460.43
 Nasdaq National Market Listing Fees........
*Accounting fees and expenses...............    10,000
*Legal fees and expenses....................    25,000
*Printing costs.............................    10,000
*Miscellaneous..............................    539.57
                                             ---------
*Total...................................... $  47,000
                                             =========

--------
*Estimated.

Item 15. Indemnification of Directors and Officers.

  Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

  EarthWeb has implemented such indemnification provisions in its Amended and Restated Certificate of Incorporation which provides that officers and directors shall be entitled to be indemnified by EarthWeb to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of the Company.

  The above discussion of EarthWeb's Amended and Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation and statutes.

  For information regarding EarthWeb's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 16. Exhibits.

 Exhibit
   No.                           Description
 ------- -----------------------------------------------------------
  5      Opinion of Morrison & Foerster LLP
  23.1   Consent of PricewaterhouseCoopers LLP
  23.2   Consent of Morrison & Foerster LLP (set forth in Exhibit 5)
  24     Powers of Attorney (set forth in the signature page hereto)

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes the following:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, EarthWeb has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EarthWeb will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 16, 2000.

                                          EarthWeb Inc.


                                                    /s/ Jack D. Hidary
                                          By: _________________________________
                                                     Jack D. Hidary
                                              President and Chief Executive
                                                           Officer


                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Jack D. Hidary and Irene Math, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or the substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 16, 2000.

            Name and Signature                       Title
            ------------------                       -----

            /s/ Jack D. Hidary              President, Chief
___________________________________________  Executive Officer and
              Jack D. Hidary                 Director


            /s/ Murray Hidary               Executive Vice
___________________________________________  President, Treasurer
               Murray Hidary                 and Director


                                            Director
___________________________________________
                Peter Derow


            /s/ Henry Kressel               Director
___________________________________________
               Henry Kressel


              /s/ Cary Davis                Director
___________________________________________
                Cary Davis


              /s/ Irene Math                Senior Vice President,
___________________________________________  and Chief Financial
                Irene Math                   Officer